EXHIBIT 99.1

NEWS
                                                                        FIRSTFED
                                            ONE FIRSTFED PARK, SWANSEA, MA 02777
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                                                                   MEDIA RELEASE
                                                           FOR IMMEDIATE RELEASE

CONTACT:
Robert F. Stoico, Chairman, President and Chief Executive Officer
FIRSTFED AMERICA BANCORP, INC.
508-679-8181

                   FIRSTFED AMERICA BANCORP, INC. ANNOUNCES
                             ANNUAL MEETING DATE

Swansea, MA, April 15, 2003 - FIRSTFED AMERICA BANCORP, INC. (Amex: FAB) announced today that its Annual Meeting of Stockholders will be held on July 31, 2003 at 2:00 P.M., Eastern time, at the Westin Hotel, One West Exchange Street, Providence, Rhode Island 02903. The record date for stockholders entitled to vote at the Annual Meeting is June 5, 2003. The Company intends to distribute proxy solicitation materials on approximately June 24, 2003.

FIRSTFED AMERICA BANCORP, INC. is a $2.5 billion financial services company offering a wide range of financial products through its subsidiaries. FIRST FEDERAL SAVINGS BANK OF AMERICA has 26 banking offices throughout Southeastern Massachusetts and Rhode Island, offers online banking through FIRSTFEDonline at www.firstfedamerica.com and has five loan origination centers serving Massachusetts, Rhode Island and Connecticut. PEOPLE'S MORTGAGE CORPORATION, a subsidiary of FIRST FEDERAL SAVINGS BANK OF AMERICA, provides mortgage and consumer loans through nine locations in New England and the Mid-Atlantic Region. Through FIRSTFED INSURANCE AGENCY, LLC, which is licensed in Massachusetts, Rhode Island and Connecticut, the Company also sells insurance products at all of its locations and via www.firstfedinsurance.com. FIRSTFED TRUST COMPANY, N.A. offers comprehensive trust, estate, and investment management products and services. For additional information about the Company and its products, as well as previous press releases and historical financial data, visit the FIRSTFED Web site at www.firstfedamerica.com.


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